News Release
Arch Chemicals, Inc. 501 Merritt 7 P.O. Box 5204 Norwalk, CT 06856

Investor Contact: Mark E. Faford (203) 229-2654
Press Contact: Dale N. Walter (203) 229-3033

ARCH CHEMICALS ANNOUNCES AGREEMENT TO SELL ITS 50 PERCENT
SHARE IN PLANAR SOLUTIONS CMP JOINT VENTURE

NORWALK, CT, November 27, 2005 -- Arch Chemicals, Inc. (NYSE:ARJ) announced today that it has signed a definitive agreement to sell its 50 percent share in Planar Solutions, a joint venture in chemical mechanical planarization (CMP) slurries, to FUJIFILM Electronic Materials U.S.A., Inc., a U.S. subsidiary of Fuji Photo Film Co., Ltd., for approximately $17 million, consisting of $10 million in cash and the assumption of approximately $7 million of guarantees of the joint venture’s debt. The transaction, which is expected to close by November 30, 2005, has been approved both by Arch’s Board of Directors and by the Board of Fuji Photo Film Co., Ltd.

Planar Solutions, with manufacturing and customer-support facilities in Adrian, Michigan, and Mesa, Arizona, is a joint venture with Wacker Chemical Corporation for the production of CMP slurries sold to semiconductor manufacturers.

The Company expects to record a pretax gain of approximately $10 million on this transaction. Net proceeds from the sale will be used to pay down debt. The Company reported equity in earnings of $0.5 million for the nine months ended September 30, 2005 for its share in Planar Solutions.

This transaction supplements the Company’s sale of the majority of Arch’s former Microelectronic Materials businesses in November 2004 to Fuji Photo Film Co., Ltd. “This divestiture supports our strategy to focus our business portfolio and to redeploy resources to pursue growth opportunities in our key growth platform, Treatment Products. We will use proceeds from this sale to reduce our debt and to strengthen our balance sheet, giving us additional flexibility to pursue possible complementary acquisitions,” said Arch Chemicals’ Chairman, President and CEO Michael E. Campbell.

Headquartered in Norwalk, Connecticut, Arch Chemicals is a global specialty chemicals company with approximately $1.3 billion in annual sales. Arch and its subsidiaries have leading market positions in Treatment and Performance Products, where they serve leading customers with forward-looking solutions to meet their chemical needs. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia and Africa. For more information, visit Arch’s Web site at www.archchemicals.com.

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